Exhibit 99.1
P.F. Chang’s China Bistro, Inc.
P.F. CHANG’S SECOND QUARTER REVENUES GROW 18%
SCOTTSDALE, ARIZONA (July 5, 2007) P.F. Chang’s China Bistro, Inc. (NASDAQ: PFCB) today reported consolidated revenues of $267.4 million for the second quarter ended July 1, 2007 compared to $226.0 million for the second quarter of 2006. Sales at the company owned P.F. Chang’s China Bistro restaurants accounted for $208.1 million of consolidated revenues, sales at the company’s Pei Wei Asian Diner restaurants accounted for $58.6 million of consolidated revenues and sales at the company’s Taneko Japanese Tavern restaurant accounted for $0.6 million of consolidated revenues.
For the 13 weeks ended July 1, 2007, comparable store sales decreased 1.3% at the Bistro (taking into account a 2% to 3% effective price increase) and increased 1.0% at Pei Wei (taking into account a 1% to 2% effective price increase) as compared to the 13 weeks ended July 2, 2006. Comparable store sales at the Bistro decreased 0.7%, 2.3% and 1.1% for April, May and June, respectively, and increased 1.9%, 0.4% and 0.6% for April, May and June, respectively, at Pei Wei.
During the second quarter of 2007, the company opened 4 new Bistro restaurants and 10 new Pei Wei restaurants.
The company intends to release its second quarter earnings results on July 25, 2007 at approximately 7:00 am ET. A conference call will be held later that same day at 1:00 pm ET. A webcast of the conference call can be accessed at www.pfcb.com.
P.F. Chang’s China Bistro, Inc. owns and operates three restaurant concepts in the Asian niche. P.F. Chang’s China Bistro features a blend of high-quality, traditional Chinese cuisine and American hospitality in a sophisticated, contemporary bistro setting. Pei Wei Asian Diner offers a modest menu of freshly prepared Asian cuisine in a relaxed, warm environment offering attentive counter service and take-out flexibility. Taneko Japanese Tavern features natural, organic and seasonal ingredients highlighting the diverse cooking styles of Japan.

The statements contained in this press release that are not purely historical, including the company’s estimates of its revenues, earnings and comparable store sales, are forward-looking statements. The accuracy of these forward-looking statements may be affected by certain risks and uncertainties, including, but not limited to, the company’s ability to locate acceptable restaurant sites; open new restaurants and operate its restaurants profitably; the company’s ability to hire, train and retain skilled management and other personnel; the company’s ability to access sufficient financing on acceptable terms; changes in consumer tastes and trends; customer acceptance of new concepts; national, regional and local economic and weather conditions; changes in costs related to food, utilities and labor; and other risks described in the company’s recent SEC filings.

Contact: P.F. Chang’s China Bistro, Inc.		(480) 888-3000

Media:	Laura Cherry	laura.cherry@pfcb.com
Investor:	Mark Mumford	mark.mumford@pfcb.com

P.F. Chang’s China Bistro
Supplemental Sales Information (Company Owned)
Year of Unit Opening (1)

	Pre-2000	2000	2001	2002	2003	2004	2005	2006	2007	Total

Units	35	16	13	14	18	18	18	20	5	157

Sales (000)

1Q07	54,138	23,539	18,803	18,201	24,965	20,158	21,081	25,819	283	206,987
2Q07	53,462	23,073	18,150	17,366	24,516	20,482	20,777	24,273	6,002	208,101

2007	107,600	46,612	36,953	35,567	49,481	40,640	41,858	50,092	6,285	415,088

Average Weekly Sales (AWS)

1Q07	118,984	113,168	111,264	100,004	106,687	86,144	90,092	99,305	94,358	104,592
2Q07	117,500	110,928	107,398	95,418	104,771	87,530	88,792	93,357	115,426	102,615

2007	118,242	112,048	109,331	97,711	105,729	86,833	89,442	96,331	114,277	103,591

Year-Over-Year Change in AWS (2)

1Q07	-2.5%	-3.2%	-3.4%	-2.2%	-1.4%	-2.2%	-7.9%	-37.5%	—	-3.3%
2Q07	-1.1%	-2.7%	-2.2%	-1.8%	-0.3%	0.7%	-2.9%	-13.8%	—	-1.6%

2007	-1.8%	-2.9%	-2.8%	-2.0%	-0.9%	-0.8%	-5.5%	-18.8%	—	-2.5%

Year-Over-Year Change Comp Store Sales (3)

Units	35	16	13	14	18	18	18	1	—	133

1Q07	-2.5%	-3.2%	-3.4%	-2.2%	-1.4%	-2.2%	-3.4%	—	—	-2.5%
2Q07	-1.1%	-2.7%	-2.2%	-1.8%	-0.3%	0.7%	-1.8%	-24.5%	—	-1.3%

2007	-1.8%	-2.9%	-2.8%	-2.0%	-0.9%	-0.8%	-2.5%	-24.5%	—	-1.9%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit is included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.

Pei Wei Asian Diner
Supplemental Sales Information
Year of Unit Opening (1)

	2000	2001	2002	2003	2004	2005	2006	2007	Total

Units	1	4	11	17	20	24	30	19	126

Sales (000)

1Q07	782	2,278	6,196	9,378	10,689	11,502	13,784	2,040	56,649
2Q07	737	2,095	5,869	9,212	10,474	11,150	13,337	5,769	58,643

2007	1,519	4,373	12,065	18,590	21,163	22,652	27,121	7,809	115,293

Average Weekly Sales (AWS)

1Q07	60,181	43,804	43,330	42,436	41,111	36,866	35,343	37,086	39,177
2Q07	56,700	40,283	41,043	41,683	40,286	35,736	34,198	34,137	37,592

2007	58,440	42,044	42,187	42,060	40,698	36,301	34,771	34,861	38,354

Year-Over-Year Change in AWS (2)

1Q07	-3.4%	-2.3%	-1.9%	1.5%	0.2%	3.8%	-10.9%	—	0.6%
2Q07	-3.5%	-2.6%	-1.6%	2.5%	1.0%	3.2%	-4.7%	—	0.8%

2007	-3.4%	-2.4%	-1.8%	2.0%	0.6%	3.5%	-6.5%	—	0.7%

Year-Over-Year Change Comp Store Sales (3)

Units	1	4	11	17	20	24	2	—	79

1Q07	-3.4%	-2.3%	-1.9%	1.5%	0.2%	2.9%	—	—	0.5%
2Q07	-3.5%	-2.6%	-1.6%	2.5%	1.0%	2.7%	-6.8%	—	1.0%

2007	-3.4%	-2.4%	-1.8%	2.0%	0.6%	2.8%	-6.8%	—	0.7%

(1)	Includes all restaurants opened in the period indicated.

(2)	A unit is included in the year-over-year change in AWS in the thirteenth month of operation.

(3)	A unit becomes comparable in the eighteenth month of operation.